EXHIBIT 99.1
Company contacts:
Steve Shattuck
WD Press Relations
949.672.7817
steve.shattuck@wdc.com
Bob Blair
WD Investor Relations
949.672.7834
robert.blair@wdc.com
FOR IMMEDIATE RELEASE:
WD PURCHASES CALIFORNIA HEAD MANUFACTURING FACILITY
Acquires Fremont Facility Where it Has Been Manufacturing Recording Heads Since 2003
LAKE FOREST, Calif. — Apr. 5, 2006 — Western Digital Corp. (NYSE: WDC) today announced that it has completed the purchase of the Fremont, Calif., facility in which it has been fabricating semiconductor wafers for the production of hard drive recording heads since 2003. The purchase price was not disclosed.
     John Coyne, WD’s chief operations officer, said, “WD’s head operation in Fremont has been instrumental in our ability to consistently deliver high-quality and highly reliable products to our customers, as well as the development of future products. Ownership of this facility is part of our long-term commitment to developing core technologies and remaining a worldwide leader in the hard drive business.”
     Approximately 1,000 WD employees work at the facility, which contains about 189,000 square feet of clean room, laboratory and office space.
About WD
     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.
     WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.
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Western Digital is a registered trademark; WD and the WD logo are trademarks of Western Digital Technologies, Inc. Other marks may be mentioned herein that belong to other companies. All other brand and product names mentioned herein are the property of their respective companies.